Exhibit 99.1

Aon Corporation Updates Comments on Credit Agreements

CHICAGO, October 29, 2004 — During an Aon Corporation (NYSE: AOC) earnings call earlier today, a question was asked as to the status of current credit agreements.

In a subsequent statement, the company said it has been in contact with its lenders and, based on currently available information, does not believe access to existing credit lines will be impaired as a consequence of the New York Attorney General’s investigation.

As of October 29, 2004, the company has approximately $890 million of available undrawn credit lines.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. The company employs approximately 51,000 professionals in its 600 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors.  Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact: Craig Streem

                                                Vice President, Investor Relations

                                                312-381-3983

Media Contact:     Gary Sullivan

                                                Senior Vice President, Corporate Communications

                                                312-381-2467